UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2004

                  CareDecision Corporation. (OTCBB: CDED)
            (Exact name of Registrant as specified in charter)


             Nevada              000-33187           91-2105842
 (State or other jurisdiction   (Commission       (I.R.S. Employer
       of incorporation)        File Number)       Identification)


 2660 Townsgate Road, Suite 300, Westlake Village, CA         91361
      (Address of principal executive offices)              (Zip Code)


 Registrant's telephone number, including area code:    (805) 446-1973


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ITEM 8.01 OTHER EVENTS

CareDecision Corporation ("CareDecision" or the "Company") [OTCBB: CDED] announced August 12, 2004 that our Board of Directors received a proposal for a possible merger with a division or divisions of a company with several business interests that are similar to ours. Our Board of Directors met Friday, August 13, 2004 to consider this and other opportunities, some previously disclosed, with the objective of enhancing shareholder value.

As our business focuses on the development of solutions for wireless handheld devices, we have, from time to time, received inquiries from other companies who desire to either enter this segment of the technologies industry, or bolster their existing competitive position. Our Board of Directors has a responsibility to consider all offers and to base its decisions on what is in the best interest of our shareholders.

On August 18, 2004, we announced that our Board of Directors had reviewed the above referenced merger offer, and agreed unanimously to prepare two counteroffers with the hopes of moving the negotiations forward toward an agreement. Although the merger, as proposed, would increase our market capitalization and provide for additional revenue producing opportunities, our Board of Directors prepared these counteroffers with the belief that the technology and capabilities CareDecision possesses exceed this initial offer. The Board of Directors plans to provide additional updates as circumstances warrant and believes that a satisfactory conclusion can be reached.

On August 25, 2004, our Board of Directors announced an agreement to merge with Kelly Companies forming NEXT GENeSYS Corp, with terms based on the recent CareDecision counter-proposal, and subject only to usual and customary closing activities. The union will create a new public company with an increased projected market capitalization (based on expected post merger prices).

In addition to growing the combined companies' existing wholesale prescription drug and e-lodging businesses, NEXT GENeSYS Corp. will initially target the 40 million minority Americans without any presently available healthcare focus through a direct campaign, in line with stated goals of both State and Federal administrations, which offers prescription support via clinics, physicians networks, and wellness checks.

"This merger is the final element in a series of strategic activities initiated over two years ago. In anticipation of such a conclusion, we have conducted meetings with government officials, major pharmaceutical companies, and healthcare organizations encompassing more than 25,000 physicians. We have also developed significant infrastructure related to our mail-order pharmacy through wireless technologies", commented Ronald Kelly, the incoming Chairman and Chief Executive Officer of NEXT GENeSYS Corp. "We have basic agreements with multiple minority and other client organizations, providing confidence in our ability to achieve a significant presence in this market. Our ability to couple wireless connectivity solutions for doctors with a state-of-the-art e-pharmacy for direct drug distribution has the capability to revolutionize the way we targeted Americans receive medications.


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The Convergence of companies couples CareDecision's patents-
pending WiFi handheld technology ad installed WiFi hotel e-business networks, with the wireless PC and PDA hardware distribution, wholesale and mail order retail drug and
medical   supply   distribution,  physician   to-fulfillment
networks,  and  other wireless technology solutions  brought
into  the  new company by the Kelly Companies.   The  merger
will thus create a unique wireless-centered e-business enterprise strategically positioned to capture significant market share by delivering affordable healthcare and related
technology  products  and  service  to  both  consumer   and
business.

Mr. Kelly concluded, "Modernizing the healthcare system is a priority for both Presidential candidates, and building upon our existing base of business through this merger will create a significant business force in accomplishing a major delivery system improvement for American minority, uninsured and under-insured population. Our unique solution, combining the in-house technologies and technology creations, coupled with our capability to distribute prescription drugs to America's poor and under-insured at what will be perceived as discounted prices, could eventually allow us to transfer our unique business model and automate the process of prescribing medicine to all Americans."



Date: August 31, 2004.
      ---------------


CareDecision Corporation


/s/ Keith Berman
-----------------
Keith Berman, CFO


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